Exhibit 10.21

PREFERRED STOCK CANCELLATION AGREEMENT

THIS PREFERRED STOCK CANCELLATION AGREEMENT (this “Agreement”) is made and entered into effective as of March 27 , 2017, by and between HotApp International Inc., a Delaware corporation (the “Company” or “HotApp”), and Singapore eDevelopment Ltd. (the “Stockholder”).

WITNESSETH:

WHEREAS, the Company created a series of preferred stock called the Perpetual Preferred Stock (the “Preferred Stock”); and

WHEREAS, the Stockholder is the record and beneficial owner of a total of 13,800,000 shares of the Preferred stock, $0.00001 par value per share;

WHEREAS, the Stockholder has requested that the Preferred Stock be cancelled; and

WHEREAS, the Company and the Stockholder have entered into negotiations regarding common stock of the Company and the conversion of debt between the two companies; and

WHEREAS, following the approval of the stockholders of the Corporation, the Corporation is proposing to amend its Articles of Incorporation to increase the number of its authorized shares of Common Stock to 1,000,000,000 shares, to the Company’s Articles of Incorporation to effect such increase in the authorized shares of the Company, and that the Articles of Amendment will be effective upon filing with the Secretary of State for the State of Delaware; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Cancellation of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, upon execution hereof, the Stockholder shall deliver to the Company certificates representing the Preferred Stock, duly executed for cancellation, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require) whereupon the officers of the Company shall cancel such Preferred Stock by delivering the Preferred Stock to the Company’s Secretary for cancellation.

2. Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date hereof, that:

a.
Stockholder has the legal capacity to execute, deliver and perform the obligations under this Agreement.  This Agreement has been duly executed and delivered by Stockholder and is a valid and legally binding agreement of Stockholder enforceable against it in accordance with its terms.

b.
Stockholder is the sole holder of record of the Preferred Stock, and is the beneficial owner of the Preferred Stock, free and clear of all liens, and there exists no restriction on the transfer of the Preferred Stock to the Company.  Upon execution hereof, Stockholder shall deliver to the Company at good and marketable title to the Preferred Stock free and clear of all liens.

c.
No action has been taken by Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

d.
Stockholder agrees that it is the sole holder of the Preferred Stock and Stockholder’s obligation to cancel the Preferred Stock in this Agreement satisfies Sections 222, 242, and 228 of the State of Delaware General Corporation Code regarding stockholder consent and waiver of stockholder notice.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict-of-laws rules.

5. Undertakings. Each of Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

APPROVED:

HotApp International Inc.	Singapore eDevelopment, Ltd.
By: /s/ Conn Flanigan	By: /s/ Fai H. Chan